As filed with the Securities and Exchange Commission on March 24, 2020

No. 333-230178

No. 333-229759

No. 333-223066

No. 333-223065

No. 333-216003

No. 333-209613

No. 333-207993

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230178

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-229759

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223066

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223065

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216003

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-209613

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-207993

UNDER

THE SECURITIES ACT OF 1933

Instructure, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-3505687
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer Identification Number)

6330 South 3000 East, Suite 700

Salt Lake City, UT 84121

(800) 203-6755

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

INSTRUCTURE, INC. 2015 EQUITY INCENTIVE PLAN

INSTRUCTURE, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN

INSTRUCTURE, INC. 2010 EQUITY INCENTIVE PLAN

PRACTICE XYZ, INC. 2014 EQUITY INCENTIVE PLAN

PORTFOLIUM, INC. 2014 EQUITY INCENTIVE PLAN

(Full title of the plans)

Matthew A. Kaminer

Chief Legal Officer

6330 South 3000 East, Suite 700

Salt Lake City, UT 84121

(800) 203-6755

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Instructure, Inc., a Delaware corporation (“Instructure”), on Form S-8 (collectively, the “Registration Statements”).

•

Registration No. 333-230178, filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 8, 2019, covering an aggregate of 42,973 shares of common stock of Instructure, par value $0.0001 per share, (“Common Stock”) issuable under the Portfolium, Inc. 2014 Equity Incentive Plan.

•

Registration No. 333-229759, filed with the Commission on February 20, 2019, covering (i) an aggregate of 1,592,361 shares of Common Stock issuable under the Instructure, Inc. 2015 Equity Incentive Plan (“2015 EIP”) and (ii) an aggregate of 333,333 shares of Common Stock issuable under the Instructure, Inc. 2015 Employee Stock Purchase Plan (“2015 ESPP”).

•	Registration No. 333-223066, filed with the Commission on February 16, 2018, covering an aggregate of 24,329 shares of Common Stock issuable under the Practice XYZ, Inc. 2014 Equity Incentive Plan.

•

Registration No. 333-223065, filed with the Commission on February 15, 2018, covering (i) an aggregate of 1,388,709 shares of Common Stock issuable under the 2015 EIP and (ii) an aggregate of 308,602 shares of Common Stock issuable under the 2015 ESPP.

•

Registration No. 333-216003, filed with the Commission on February 10, 2017, covering (i) an aggregate of 1,284,921 shares of Common Stock issuable under the 2015 EIP and (ii) an aggregate of 285,538 shares of Common Stock issuable under the 2015 ESPP.

•

Registration No. 333-209613, filed with the Commission on February 19, 2016, covering (i) an aggregate of 1,225,795 shares of Common Stock issuable under the 2015 EIP and (ii) an aggregate of 272,399 shares of Common Stock issuable under the 2015 ESPP.

•

Registration No. 333-207993, filed with the Commission on November 13, 2015, covering (i) an aggregate of 2,000,000 shares of Common Stock issuable under the 2015 EIP, (ii) an aggregate of 333,333 shares of Common Stock issuable under the 2015 ESPP and (iii) an aggregate of 4,163,680 shares of Common Stock issuable under the Instructure, Inc. 2010 Equity Incentive Plan.

On March 24, 2020, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated February 17, 2020 (the “Merger Agreement”), by and among Instructure, Instructure Holdings, LLC (f/k/a PIV Purchaser, LLC), a Delaware limited liability company that is an affiliate of Thoma Bravo (“Parent”), and PIV Merger Sub, Inc., a Delaware limited liability company and a direct and wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into Instructure, with Instructure surviving as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated in the Merger Agreement, Instructure has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with the undertakings made by Instructure in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, Instructure, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on this day of March 24, 2020.*

INSTRUCTURE, INC.

By:	/s/ Matthew Kaminer
Name: Matthew A. Kaminer
Title: Chief Legal Officer

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign these Post-Effective Amendments.